Exhibit (a)(1)(O)

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WEBMD HEALTH CORP. ANNOUNCES PRELIMINARY
RESULTS OF ITS TENDER OFFER
     NEW YORK, NY (December 11, 2009) — WebMD Health Corp. (Nasdaq: WBMD) announced today the preliminary results of its tender offer to purchase up to 5,700,000 shares of its common stock at a price of $37.00 per share, which expired at 5:00 p.m., New York City time on December 10, 2009. Based on the preliminary count by American Stock Transfer & Trust Company, the Depositary for the tender offer, 6,352,896 shares of common stock were properly tendered and not withdrawn, including approximately 1,222,000 shares that were tendered through notice of guaranteed delivery.
     In accordance with the terms of the tender offer and in compliance with Rule 13e-4(f) of the Securities Exchange Act of 1934, which permits WebMD to purchase up to an additional two percent of its outstanding common stock without extending the tender offer, the Board of Directors of WebMD authorized the purchase of all of the shares tendered in the tender offer, based on the preliminary count. Accordingly, WebMD expects to accept for purchase all shares that were properly tendered and not withdrawn at a purchase price of $37.00 per share, for a total cost of approximately $235.1 million.
     The number of shares tendered and not withdrawn is preliminary and is subject to verification by the Depositary and to the proper delivery of all shares tendered and not properly withdrawn (including shares tendered pursuant to guaranteed delivery procedures). The actual number of shares validly tendered and not withdrawn will be announced promptly following completion of the verification process. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer. It is currently expected that payment for all shares purchased will be made on or about December 16, 2009.
     As of December 9, 2009, WebMD had approximately 58.1 million shares of common stock issued and outstanding (including shares of unvested restricted stock). As a result of the tender offer, WebMD expects to have approximately 51.8 million shares of common stock issued and outstanding as of the time immediately following payment for the accepted shares.
     The Information Agent for the tender offer is Innisfree M&A Incorporated. The Depositary is American Stock Transfer & Trust Company. For questions and information, please call the Information Agent toll free at 1-888-750-5834.

     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WEBMD FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries